Exhibit 10.69

[BORLAND LETTERHEAD]

April 23, 2004

Brian “Boz” Elloy

Re: Amendment to the Amended and Restated Employment Agreement

Dear Boz:

In connection with the Amended and Restated Employment Agreement (the “Agreement”) dated February 23, 2004, by and between you and Borland Software Corporation (“Borland”), the parties hereby agree to amend the Agreement to add the following provisions:

In consideration for your service as Borland’s Senior Vice President of Software Products, your salary shall be increased to a base salary of $10,576.93 every two weeks (which equals $275,000 per year), less applicable taxes and other withholdings in accordance with Borland’s standard payroll practices.

In addition, subject to the approval of the Compensation Committee of Borland’s Board of Directors and/or the full Board of Directors, you will be granted an option to purchase an additional 110,000 shares of Borland common stock under Borland’s Stock Option Plans at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years, and will be subject to the terms and conditions of the related Borland Stock Option Plan and related standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

In the event that Borland should experience a Change in Control (as that term is defined in the stock option agreement) and you are terminated other than for Misconduct or you are Constructively Terminated within twelve (12) months of such Change in Control, you will receive (i) one hundred percent (100%) accelerated vesting of the 110,000 share stock option grant proposed in that certain Amendment to Employment Agreement dated April 23, 2004 and (ii) a severance payment equal to six (6) months of base salary, less applicable taxes and other withholdings as determined by Borland’s payroll department.

For purposes of this Agreement, “Misconduct” shall mean (i) the commission of any act of fraud, embezzlement or dishonesty by you, (ii) any unauthorized use or disclosure by you of confidential information or trade secrets of Borland’s (or any parent or subsidiary), (iii) any failure by you to comply with the requirements of corporate officers as a result of compliance with federal securities laws, the Sarbanes-Oxley Act of 2002 or Borland’s code of conduct, or (iv) any other intentional misconduct by you adversely affecting the business or affairs of Borland (or any parent or subsidiary) in a material manner.

For purposes of this Agreement, “Constructive Termination” shall mean any one or more of the following without your express written consent: (i) the relocation of the principal place of your employment to a location that is more than (50) miles from each of Scotts Valley, CA and Cupertino, CA; (ii) any failure by Borland to pay, or any material reduction by Borland of, your base salary or benefits (unless reductions comparable in amount and duration are concurrently made for all other employees of Borland with responsibilities, organizational level and title comparable to yours); or (iii) in the event that Borland determines that your services are no longer needed.

Other than as expressly modified above, all of the other terms and conditions of the Agreement dated February 23, 2004 shall remain in full force and effect without modification.

Sincerely,

Borland Software Corporation

By:	/s/ TIMOTHY J. STEVENS
Timothy J. Stevens,
Sr. Vice President and General Counsel

I have read the terms outlined above and confirm that it outlines the terms and conditions of my employment with Borland.

Date: May 3, 2004	/s/ BRIAN ELLOY
Brian Elloy